UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                 April 23, 2003

                                TriCo Bancshares
             (Exact name of registrant as specified in its charter)

       California                   0-10661                   94-2792841
------------------------        ---------------          --------------------
     (State or other         (Commission File No.)         (I.R.S. Employer
     jurisdiction of                                      Identification No.)
incorporation or organization)

                 63 Constitution Drive, Chico, California 95973
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:               (530) 898-0300


Item 7(c): Exhibits
-------------------

        99.1     Press release dated April 23, 2003

Item 9:  Regulation FD Disclosure
---------------------------------

(Furnished under Item 12)

This Current Report on Form 8-K is being furnished pursuant to Item 12, "Results of Operations and Financial Condition," in accordance with interim guidance promulgated by the Securities and Exchange Commission in Release No. 34-47583 that was issued March 27, 2003. See "Item 12: Results of Operations and Financial Condition" below.

Item 12:  Results of Operations and Financial Condition
-------------------------------------------------------

On April 23, 2003 TriCo Bancshares announced their quarterly earnings for the first quarter of 2003. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   TRICO BANCSHARES

Date:  April 23, 2003         By:  /s/ Thomas J. Reddish
                                   --------------------------------------
                                   Thomas J. Reddish, Vice President and
                                   Chief Financial Officer (Principal
                                   Financial and Accounting Officer)


INDEX TO EXHIBITS

Exhibit No.                Description
-----------                --------------------------------------------

    99.1                   Press release dated April 23, 2003

Exhibit 99.1


PRESS RELEASE                                    Contact:   Thomas J. Reddish
                                                            Vice President & CFO
For Immediate Release                                       (530) 898-0300


            TRICO BANCSHARES ANNOUNCES 1ST QUARTER EARNINGS FOR 2003
            --------------------------------------------------------

     Chico, CA -- April 23, 2003. TriCo Bancshares (NASDAQ: TCBK), parent company of Tri Counties Bank, today announced quarterly earnings of $3,613,000, or $0.50 per diluted share, for the three months ended March 31, 2003. These results represent a 6.4% increase from the $0.47 earnings per diluted share reported for the three months ended March 31, 2002 on earnings of $3,329,000.
     The improvement in results from the year-ago quarter was due to a $543,000 (4.2%) increase in fully tax-equivalent net interest income to $13,543,000, a $650,000 (81.3%) decrease in provision for loan losses to $150,000 from $800,000, and a $1,570,000 (41.0%) increase in noninterest income to $5,396,000.
These contributing factors where offset by a $2,249,000 (21.6%) increase in noninterest expense to $12,651,000 for the quarter ended March 31, 2003.
     Richard Smith, President and Chief Executive Officer, commented that, "We are pleased with the results for the quarter ended March 31, 2003. We were able to grow net interest income and net income from year-ago levels despite the continued low interest rate environment. The addition of four new branches in 2002, along with the efforts of our previously existing branches, has allowed us to significantly grow our customer base. Internally generated deposits are up 18% from year-ago levels. These new customers, and new deposit products, have allowed us to increase deposit-related noninterest income by 77.4% from year-ago levels. Consumer lending continued to drive our loan growth, which at March 31, 2003 was up 9% from year-ago levels. Our mortgage banking division continues to contribute to our success during this period of extremely high mortgage refinance volume."
     During the quarters ended March 31, 2003 and 2002, the Company's net interest margin was 5.17% and 5.76%, respectively, on interest-earning asset balances averaging $1.048 billion and $903 million, respectively. Noninterest income increased $1,570,000 (41.0%) due to a $1,527,000 (77.4%) increase in deposit product services charges and fees to $3,500,000, and a $170,000 (17.6%) increase in gain on sale of residential mortgage loans to $1,133,000 during the quarter ended March 31, 2003 compared to the year-ago quarter. Offsetting these increases in noninterest income was a $90,000 (16.7%) decrease in commissions on sale of nondeposit investment products to $448,000, and a $37,000 (10.5%) decrease in other noninterest income.
     Noninterest expense increased $2,249,000 (21.6%) to $12,651,000 during the quarter ended March 31, 2003 compared to the year-ago quarter. Salaries and benefits expense increased $1,138,000 (19.8%) to $6,877,000. This increase in salaries and benefits expense was due to four branches opened in 2002, increased commissions related to mortgage banking, increased incentive payments for deposit and loan product sales, annual salary increases, and higher rates on workers compensation expense. Other noninterest expenses, including intangible amortization, increased $1,111,000 (23.8%) to $5,774,000 due to the new branch openings in 2002, and expenses related to increased mortgage banking activity and a new deposit product introduced in July 2002.
     Nonperforming assets, net of U.S. Government agency guarantees, were $9,103,000, $9,112,000 and $9,906,000 as of March 31, 2003, December 31, 2002,
and March 31, 2002, respectively. Provision for loan losses for the first quarter of 2003 was $150,000 versus $800,000 in the same quarter in 2002. The Company had net loan charge-offs of $234,000 in the first quarter of 2003 compared to $521,000 of net loan charge-offs in the same period of 2002. As of March 31, 2003 and 2002, the ratio of allowance for loan losses to total loans was 2.06% and 2.09%, respectively.

     Assets of the Company totaled $1.18 billion at March 31, 2003, and represented an increase of $177 million (17.7%) from $1.0 billion at March 31, 2002.
     For the first quarter of 2003, the Company had an annualized return on assets of 1.26% and a return on equity of 14.29% versus 1.34% and 14.88%, respectively, in the first quarter of 2002. As of March 31, 2003, TriCo Bancshares had a Tier 1 capital ratio of 10.4% and a total risk-based capital ratio of 11.6%.
     As  previously  announced  on  October  19,  2001,  the Board of  Directors approved a plan to repurchase, as conditions warrant, up to 150,000 shares of the Company's common stock on the open market or in privately negotiated transactions. The timing of purchases and the exact number of shares to be purchased will depend on market conditions. This repurchase plan represented approximately 2.2% of the Company's 6,992,080 common shares outstanding on October 19, 2001, and is open-ended. As of this date, the Company has repurchased 118,800 shares under this plan.
     Mr. Smith continued, "We are extremely pleased with the merger and integration of North State National Bank into Tri Counties on April 4, 2003. Our team members worked very well to accomplish the complete conversion of all customer service and accounting systems over the weekend of April 5th and 6th. It appears that the customers and employees of North State are as excited as we are about their joining the Tri Counties Bank family."
     On April 7, 2003, the Company announced its acquisition of North State National Bank by the merger of North State into its wholly owned subsidiary, Tri Counties Bank, effective 5:01 pm on April 4, 2003. Under terms of the merger agreement, TriCo will issue $13,090,105 in cash, 723,511 shares of TriCo common stock, and options to purchase 79,587 TriCo common shares at an average exercise price of $6.22 per share in exchange for all of the 1,234,375 common shares and options to purchase 79,937 common shares of North State National Bank outstanding as of April 4, 2003. At March 31, 2003, TriCo Bancshares had 7,080,470 shares of common stock outstanding. Based upon TriCo's closing stock price of $25.65 on April 4, 2003, the aggregate value of the cash and the TriCo options and common stock to be issued in the merger would be approximately $33,195,000. North State National Bank, with its two branches in Chico, brings approximately $140 million in total assets to Tri Counties Bank.
     In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors. This entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.
     TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 28 year history in the banking industry. Following the acquisition of North State National Bank on April 4, 2003, Tri Counties Bank now has approximately $1.3 billion in assets, and operates 33 traditional branch locations and 10 in-store branch locations in 20 California counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 54 ATMs and a 24-hour, seven days a week telephone customer service center. Brokerage services are provided at the Bank's offices by the Bank's association with Raymond James Financial, Inc. For further information please visit the Tri Counties Bank web-site at http://www.tricountiesbank.com

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                                      TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA
                                       (Dollars in thousands, except per share data)

                                                                             Three months ended
                                                  ---------------------------------------------------------------------------
                                                    March 31,     December 31,    Sept. 30,       June 30,      March 31,
                                                       2003           2002           2002           2002           2002
                                                  ---------------------------------------------------------------------------
Balance Sheet Data
      Cash and due from banks                        $ 58,925       $ 67,170       $ 56,749       $ 54,094       $ 42,647
      Fed funds sold                                   10,100          8,100         23,400         27,800         55,200
      Securities, available-for-sale                  354,007        338,024        268,921        234,544        222,594
      Loans
         Commercial loans                             117,329        125,982        142,290        138,770        123,026
         Consumer loans                               210,633        201,858        191,601        171,178        157,428
         Real estate mortgage loans                   330,001        319,969        313,191        321,260        315,590
         Real estate construction loans                35,810         39,713         36,472         40,592         41,164
      Total loans, gross                              693,773        687,522        683,554        671,800        637,208
      Allowance for loan losses                       (14,293)       (14,377)       (14,382)       (13,613)       (13,337)
      Premises and equipment                           17,542         17,224         16,583         16,195         16,136
      Cash value of life insurance                     29,257         15,208         15,045         14,927         14,722
      Intangible assets                                 3,815          4,043          4,387          4,615          4,842
      Other assets                                     23,377         21,660         19,266         19,199         19,921
      Total assets                                  1,176,503      1,144,574      1,073,523      1,029,561        999,933
         Noninterest bearing demand deposits          226,373        232,499        202,895        188,546        172,087
         Interest bearing demand deposits             188,575        182,816        175,883        169,343        174,852
         Savings deposits                             324,584        297,926        268,182        255,264        256,845
         Time certificates                            293,120        291,996        290,935        284,757        269,488
      Total deposits                                1,032,652      1,005,237        937,895        897,910        873,272
      Fed funds purchased & repurchase agreements           -              -              -              -              -
      Other liabilities                                19,044         17,399         16,275         15,589         14,996
      Other borrowings                                 22,915         22,924         22,932         22,940         22,948
      Total liabilities                             1,074,611      1,045,560        977,102        936,439        911,216
      Total shareholders' equity                      101,892         99,014         96,421         93,122         88,717
      Accumulated other
         comprehensive income                           2,688          2,303          2,333          1,393           (611)
      Average loans                                   679,975        675,626        676,009        648,618        642,082
      Average interest earning assets               1,048,286      1,013,175        954,611        921,486        902,596
      Average total assets                          1,149,759      1,112,660      1,044,518      1,009,727        990,471
      Average deposits                              1,003,853        970,666        908,675        879,579        863,029
      Average total equity                          $ 101,139       $ 97,684       $ 95,645       $ 91,429       $ 89,505




                                    TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA
                                    (Dollars in thousands, except per share data)

                                                                        Three months ended
                                             --------------------------------------------------------------------------
                                               March 31,     December 31,    Sept. 30,      June 30,      March 31,
                                                  2003           2002           2002          2002           2002
                                             --------------------------------------------------------------------------
Statement of Income Data
      Interest income                           $ 16,349       $ 16,228       $ 16,435      $ 16,075       $ 15,958
      Interest expense                             3,115          3,245          3,227         3,179          3,263
      Net interest income                         13,234         12,983         13,208        12,896         12,695
      Provision for loan losses                      150            800            700           500            800
      Noninterest income:
         Service charges and fees                  3,500          3,651          3,521         2,141          1,973
         Other income                              1,896          2,347          1,892         1,802          1,853
      Total noninterest income                     5,396          5,998          5,413         3,943          3,826
      Noninterest expense:
         Salaries and benefits                     6,877          6,434          6,344         5,773          5,739
         Intangible amortization                     228            228            228           228            228
         Other expense                             5,546          5,811          5,561         4,962          4,435
      Total noninterest expense                   12,651         12,473         12,133        10,963         10,402
      Net income before taxes                      5,829          5,708          5,788         5,376          5,319
      Net income                                 $ 3,613        $ 3,748        $ 3,627       $ 3,365        $ 3,329
Share Data
      Basic earnings per share                    $ 0.51         $ 0.53         $ 0.52        $ 0.48         $ 0.48
      Diluted earnings per share                    0.50           0.52           0.50          0.47           0.47
      Book value per common share                $ 14.39        $ 14.02        $ 13.70       $ 13.25        $ 12.69
      Shares outstanding                       7,080,470      7,060,965      7,035,590     7,025,690      6,990,980
      Weighted average shares                  7,070,701      7,046,246      7,026,120     7,011,306      6,992,480
      Weighted average diluted shares          7,250,178      7,211,705      7,231,165     7,213,800      7,117,374
Credit Quality
      Non-performing loans, net of
          government agency guarantees           $ 7,495        $ 8,180       $ 11,031       $ 9,533        $ 9,835
      Other real estate owned                      1,608            932              -            71             71
      Loans charged-off                              280            870             73           282            561
      Loans recovered                               $ 46           $ 66          $ 141          $ 58           $ 40
      Allowance for loan losses to total loans     2.06%          2.09%          2.10%         2.03%          2.09%
      Allowance for loan losses to NPLs             191%           176%           130%          143%           136%
      Allowance for loan losses to NPAs             157%           158%           130%          142%           135%
Selected Financial Ratios
      Return on average total assets               1.26%          1.35%          1.39%         1.33%          1.34%
      Return on average equity                    14.29%         15.35%         15.17%        14.72%         14.88%
      Average yield on loans                       7.64%          7.75%          7.89%         8.05%          8.10%
      Average yield on earning assets              6.36%          6.53%          7.02%         7.12%          7.21%
      Average rate on earning liabilities          1.52%          1.65%          1.72%         1.74%          1.82%
      Net interest margin                          5.17%          5.25%          5.67%         5.74%          5.76%
      Total risk based capital ratio               11.6%          12.0%          11.9%         12.0%          12.1%
      Tier 1 Capital ratio                         10.4%          10.7%          10.6%         10.8%          10.9%

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